Exhibit 99.1

Nephros Announces Financial Results for Quarter Ended March 31, 2025

First-Quarter Net Revenue of $4.9 million;

Robust Growth Drives 38% Increase in Net Revenue

SOUTH ORANGE, NJ, May 8, 2025 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the first quarter ended March 31, 2025.

Financial Highlights

●	Net revenue was $4.9 million, compared to $3.5 million in the first quarter of 2024, up 38%
●	Net income was $558,000, compared to a net loss of ($169,000) in the first quarter of 2024
●	Adjusted EBITDA was $667,000, compared to ($95,000) in the first quarter of 2024
●	Gross margin was 65%, compared to 62% in the first quarter of 2024

“Q1 2025 marked a strong start to the year, with a record quarterly net revenue of $4.9M characterized by robust growth and all-time highs in both core programmatic business and emergency response business. Net revenue increased by $1.4 million, or 38%, in the first quarter of 2025 compared to the same period in 2024,” said Robert Banks, President and Chief Executive Officer of Nephros. “More specifically, the results of our programmatic business in the first quarter represent a pinnacle in performance, additionally complemented by a similar peak within our dialysis business. These increases in demand reflect improved reorder rates and, we believe, demonstrate the value of our product portfolio.”

Robert Banks noted, “As mentioned above, we saw a record escalation in emergency business along with more geographically diverse demand than in prior periods. While we continue to position ourselves as the company to rely on in a water-safety-related crisis, we do not anticipate this level of emergency activity to persist throughout the year, particularly with recent administrative changes and attitudes toward regulation. Rather, we continue to focus on our core programmatic business, an approach which continues to yield positive returns.”

Commenting on overall performance and outlook, Robert Banks continued, “Taking the totality of our business results into account, our first-quarter results highlight growing market adoption and operational momentum, as further evidenced by our expanding number of active sites—a record high of 1,600 in Q1—and the hundreds of filter locations logged within our digital support app. Looking ahead, although the recent tariff activity has created some macro-economic uncertainties, we believe Nephros is well-positioned among long-term customers and with strong margins, to maintain our footing and weather challenges. To reinforce our standing, Nephros will continue to innovate with a pipeline of new product launches and capability advancements.”

Financial Performance for the Quarter Ended March 31, 2025

Net revenue for the three months ended March 31, 2025, and 2024 was $4.9 million, and $3.5 million respectively, an increase of 38%. Our core programmatic revenue grew by 23% over the same period in 2024. The increase in programmatic sales reflects strong reorders, a number of new active sites, as well as some pre-ordering for the year ahead of a small price increase put through in February 2025.

Cost of goods sold for the first quarter of 2025 was $1.7 million, compared with $1.3 million in the first quarter of 2024, an increase of 29%.

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Gross margin for the first quarter of 2025 was 65%, compared with 62% in the first quarter of 2024. The increase in gross margin was primarily driven by a price increase implemented during the first quarter and a more favorable product mix coupled with lower inventory reserves and write-offs compared to the prior period.

Selling, general and administrative expenses for the first quarter of 2025 were approximately $2.3 million, compared with $2.1 million in 2024, an increase of 5% due to higher sales commissions resulting from increased revenue and stock compensation expense.

Research and development expenses for the first quarter of 2025 were $0.3 million, compared with $0.2 million in the first quarter of 2024, an increase of 39% due to higher headcount.

Depreciation and amortization expenses for the first quarter of 2025 were approximately $39,000, compared with approximately $33,000 in the first quarter of 2024.

As a result of the improved sales and gross margins, net income for the first quarter of 2025 was $0.6 million, compared with a net loss of ($0.2 million) during the same period in 2024. We are extremely pleased to show our second quarterly net income in the Company’s history.

Adjusted EBITDA for the first quarter 2025 was approximately $0.7 million, compared with approximately ($0.1 million) in the first quarter of 2024.

As of March 31, 2025, Nephros had cash and cash equivalents of approximately $4.1 million, compared to $3.8 million as of December 31, 2024, and remains debt free.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net income (loss) calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for the first quarter of the 2025 fiscal year:

(unaudited)

	Three Months Ended March 31,
	2025	2024
	(in $ thousands)

Net (loss) income	558	(169)

Adjustments:
Depreciation of property and equipment	17	11
Amortization of other assets	23	23
Interest expense	-	1
Interest income	(13)	(25)
Non-cash stock-based compensation	76	(9)
Non-cash inventory impairments	6	73

Adjusted EBITDA Income (loss)	667	(95)

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Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income (loss), the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income (loss) and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (844) 808-7106

International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until May 15th, 2025 at 1 (877) 344-7529 or

1 (412) 317-0088 for international callers and entering replay access code: 5819979.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

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Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future revenue growth and the timing of such growth, the effect of new regulations on future revenue growth, the expected competitive advantages and anticipated impact of new product offerings, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to further develop its sales organization and realize increased revenues, the extent to which financial results based on emergency response sales can be outside Nephros’ control, the extent to which U.S. tariffs may increase our expenses, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and Nephros does not undertake any responsibility to update any forward-looking statements that it makes, except as may be required by law.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Robert Banks, CEO

Nephros, Inc.

(201) 343-5202 x110

robert.banks@nephros.com

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NEPHROS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$4,081	$3,760
Accounts receivable, net	2,677	1,781
Inventory	1,954	2,615
Prepaid expenses and other current assets	280	142
Total current assets	8,992	8,298
Property and equipment, net	143	161
Lease right-use-of assets	1,290	1,377
Intangible assets, net	341	349
Goodwill	759	759
License and supply agreement, net	203	216
Other assets	50	50
TOTAL ASSETS	$11,778	$11,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	557	649
Accrued expenses	603	565
Current portion of lease liabilities	358	348
Total current liabilities	1,518	1,562
Lease liabilities, net of current portion	969	1,063
TOTAL LIABILITIES	2,487	2,625

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2025 and December 31, 2024; no shares issued and outstanding at March 31, 2025 and December 31, 2024	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at March 31, 2025 and December 31, 2024; 10,600,350 and 10,544,691 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively.	11	11
Additional paid-in capital	153,054	152,906
Accumulated deficit	(143,774)	(144,332)
TOTAL STOCKHOLDERS’ EQUITY	9,291	8,585
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,778	$11,210

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NEPHROS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net revenue:
Product revenues	$4,706	$3,506
Royalty and other revenues	171	16
Total net revenues	4,877	3,522
Cost of goods sold	1,723	1,335
Gross margin	3,154	2,187
Operating expenses:
Selling, general and administrative	2,254	2,142
Research and development	295	212
Depreciation and amortization	39	33
Total operating expenses	2,588	2,387
Operating income (loss)	566	(200)
Other income (expense):
Interest expense	-	(1)
Interest income	13	25
Other income (expense) net	(21)	7
Total other income (expense):	(8)	31
Net income (loss)	$558	$(169)

Net income (loss) per common share, basic	$0.05	$(0.02)
Net income (loss) per common share, diluted	$0.05	$(0.02)

Weighted average common shares outstanding, basic	10,600,350	10,501,771
Weighted average common shares outstanding, diluted	10,615,766	10,501,771

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